EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For Additional Information Contact: Peter J. O’Hanlon or Jon M. Donnell (614) 356-5000

Dominion Homes Reports 19% Third Quarter Sales Increase

DUBLIN, Ohio—October 8, 2003—Dominion Homes, Inc. (NASDAQ: DHOM) reported that home sales for the three months ended September 30, 2003 increased 19% to 718 homes from 605 homes for the three months ended September 30, 2002. The sales value of the homes sold in the third quarter of 2003 increased 20% to $131.5 million compared to $109.6 million for the third quarter of 2002. The Company closed a record 844 homes during the three months ended September 30, 2003, a 17% increase over the 724 homes closed during the same period a year ago.

The Company had a backlog of 1,326 sales contracts, with a sales value of $251.2 million, on September 30, 2003, compared to a backlog of 1,035 sales contracts, with a sales value of $198.3 million, on September 30, 2002.

The Company will announce its third quarter 2003 financial results on October 29, 2003 and will host a conference call on that same day at 2:00 p.m. Eastern Time. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers distinct series of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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